August 22, 2025

UPDATE ON YOUR FUND'S SPECIAL MEETINGS OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 3, 2025

DEAR SHAREHOLDER,

The **Bluerock Total Income+ Real Estate Fund (the "Fund")** proposals related to the Fund listing its shares on the New York Stock Exchange continue to secure favorable votes.

We need you and your fellow investors to join in and support your Fund by 1) signing, dating and mailing the enclosed proxy card in the pre-paid return envelope or 2) vote by internet or telephone by following the instructions on the proxy card you received in this package.

When you vote, mailings, emails and phone calls will STOP

In order to maximize voting, multiple mailings and emails have been sent to unvoted investors. Our proxy solicitor, Sodali Fund Solutions, continues to send mailings/emails, and call shareholders daily. When you vote, all proxy solicitation communications, including telephone calls will STOP. You will also save **Bluerock Total Income+ Real Estate Fund** substantial fees and expenses.

	Vote by Phone by calling **1-877-614-9587** and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you plan on attending the virtual Special Meetings, please email our proxy solicitor at bluerockproxy@client.sodali.com for additional information.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions, at **1-877-614-9587**. Please note that a representative may call you to assist in voting.

Sincerely,

RAMIN KAMFAR
CHAIRMAN OF THE BOARD
BLUEROCK TOTAL INCOME+ REAL ESTATE FUND